As filed with the Securities and Exchange Commission on December 19, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM S-8
Registration Statement
under
The Securities Act of 1933
_______________________________
Altice USA, Inc.
(Exact name of registrant as specified in its charter)
1 Court Square West
Delaware	Long Island City, NY 11101	38-3980194
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. employer identification no.)

ALTICE USA 2017 LONG TERM INCENTIVE PLAN
(Full title of the plan)
David Connolly
Executive Vice President and General Counsel
1 Court Square West, Long Island City, NY 11101
(Name and address of agent for service)
(516) 803-2300
(Telephone number, including area code, of agent for service)
With a copy to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☒	Smaller Reporting Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Altice USA, Inc. Class A Common Stock, par value $0.01 per share	9,879,291(1)	$19.08 (2)	$188,496,872.28 (2)	$23,467.86 (2)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Altice USA, Inc. Class A Common Stock, par value $.01 per share (the “Common Stock”) which become issuable under the Altice USA (the “Registrant”) 2017 Long Term Incentive Plan (the “Plan”) pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
With respect to shares available for future issuance, the Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $19.08, which is estimated solely for the purpose of calculating the registration fee.  Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($19.36 and $18.80, respectively) of Altice USA on the New York Stock Exchange on December 12, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:
(a)
the Registrant’s prospectus, dated June 21, 2017 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-1, as amended (File No. 333-217240), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)
the description of the Registrant’s Common Stock contained in the Prospectus, which description is incorporated by reference into the registration statement on Form 8-A filed with the Commission on June 21, 2017, and any amendment or report filed for the purpose of further updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.
Article VII of the Registrant’s Amended and Restated Certificate of Incorporation provides that Registrant’s amended and restated certificate of incorporation contain provisions indemnifying the Registrant’s directors and officers to the fullest extent permitted by law.
As permitted by Delaware law, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:  (a) any breach of his or her duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (c) the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or (d) any transaction from which the director derived an improper personal benefit.  This provision does not affect a director’s liability under the federal securities laws.  To the extent the Registrant’s directors, officers and controlling persons are indemnified under the provisions contained in the Registrant’s certificate of incorporation, the Registrant’s bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, as permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation will provide that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  The effect of this provision is to restrict the Registrant’s rights and the rights of the Registrant’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except for (i) any breach of his or her duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (iii) the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or (iv) any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.
The Registrant has also entered into separate indemnity agreements with each of its directors which, in some cases, are broader than the specific indemnification provisions contained under Delaware law.
The Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as our director or officer.
Item 7.	Exemption from Registration Claimed.
Not applicable.
Item 8.	Exhibits.
The following Exhibit Index is filed as part of this Registration Statement:
EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Altice USA, Inc. (incorporated herein by reference to Exhibit 3.1 to Altice USA, Inc.’s Form S-1/A, dated June 12, 2017)
4.2	Amended and Restated Bylaws of Altice USA, Inc. (incorporated herein by reference to Exhibit 3.2 to Altice USA, Inc.’s Form S-1/A, dated June 12, 2017)
5*	Opinion of Shearman & Sterling LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Shearman & Sterling LLP (contained on the Opinion filed as Exhibit 5)
24*	Power of Attorney (contained on the signature pages hereto)
99.1*	Altice USA 2017 Long Term Incentive Plan

* Filed herewith.

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:
(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Island City, New York, on this 19th day of December, 2017.
ALTICE USA, INC.

By:	/s/ David Connolly
David Connolly
Executive Vice President and General Counsel

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints, Charles Stewart and David Connolly, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of December, 2017.
Signature	Title

/s/ Dexter Goei	Chief Executive Officer and Director (principal executive officer)
Dexter Goei

/s/ Charles Stewart	Co-President and Chief Financial Officer (principal financial officer)
Charles Stewart

/s/ Victoria M. Mink	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Victoria M. Mink

/s/ Jérémie Bonnin	Director
Jérémie Bonnin

/s/ Manon Brouillette	Director
Manon Brouillette

/s/ Mark Mullen	Director
Mark Mullen

/s/ Dennis Okhuijsen	Director
Dennis Okhuijsen

/s/ Raymond Svider	Director
Raymond Svider